EXHIBIT 6.1

                           ASSIGNMENT OF PATENT,

                           "METHOD AND DEVICE IN

                      MICROINJECTION OF MACROMOLECULES

                          WITH NON-ADHERENT CELLS."





                            ASSIGNMENT AGREEMENT
                           ---------------------

     This AGREEMENT is made this 15th day of 1997, by and between GENCELL, INC. d/b/a THE REXFORD GROUP ("Rexford Group"), (the "Assignee"), and DR. BRIAN R. DAVIS and DR. DAVID B. BROWN (Brian Davis and David Brown hereinafter together referred to as the "Inventors Group"), (the
"Assignor").

                                 RECITALS:

     A. The Inventors Group owns certain rights to technology relating to "Methods and Apparatus for Incorporating Macromolecules Into Cells."

     B. The Rexfbrd Group wishes to obtain assignment of said technology and patent rights to said technology.

     C. The parties hereto desire to enter into this Agreement in order to effect assignment of said technology to the Rexford Group.

     NOW, THEREFORE for GOOD AND VALUABLE CONSIDERATION, the receipt, sufficiency and adequacy of which are acknowledged, the Inventors Group does hereby SELL, ASSIGN AND TRANSFER to the Rexford Group (the Assignee), the entire right, title and interest for the United States and all foreign countries in United States Patent Application Serial No. _______, which has been filed on December 20, 1996, and is entitled, "IMPROVED METHODS FOR INCORPORATING MACROMOLECULES INTO CELLS" according to the following terms herein:

                           1. DEFINITIONS
                           --------------
     As used in this Agreement, the following terms shall have the meanings indicated:

     1.1	 Assigned Subject Matter shall mean inventions and discoveries covered by Patent Rights or Technology Rights which is within the subject Field.

     1.2 Technology Rights shall mean the Inventors Group's rights in any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to "Methods and Apparatus for Incorporating Macromolecules into Cells" which is not covered by Patent Rights but which is necessary for practicing the invention at any time covered by Patent Rights.

     1.3 Subject Field shall mean technology related to "Methods and Apparatus for Incorporating Macromolecules into Cells", and uses thereof in gene therapy.

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     1.4  Sale or Sold shall mean the transfer or disposition of a Product of the Subject Technology as used in conjunction thereon to a party other than the Assignee or a subsidiary.

     1.5 Subsidiary shall mean any business entity more than 50% owned by Assignee, any business entity which owns more than 50% of the assigned technology, any business entity that is more than 50% owned by a business entity that owns more than 50% of the Assignee.

     1.6 Net Sales shall mean the gross revenues received by the Assignee from the sale of assigned products or those used therewith less sales and/or use, tax actually paid, import and/or export duties actually paid, outbound transportation - prepaid or allowed, and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

                         II. TRANSFER OF TECHNOLOGY
                        ---------------------------

     The Inventors Group agrees to assign the technology as described in the document provided hereto as Attachment "A" to the Rexford Group for the purpose of marketing and developing of the Technology and products using the Technology through a public entity to be known as GenCell, Inc. d/b/a The Rexford Group ("Rexford" or "Company").

                     III. CONSIDERATION FOR TRANSFER
                     --------------------------------

     In consideration of the assigned transfer of the Technology to the Company, each of the inventors of the Inventors Group shall receive fifty thousand dollars ($50,000). Twenty thousand dollars ($20,000) shall be delivered to each inventor of the Inventors Group upon Close of Escrow in such form and on such dates as each Inventor designates. The remaining thirty thousand dollars ($30,000) shall be delivered to each of the inventors of the Inventors Group by January 15, 1998.

                         IV. DISCLOSURE DOCUMENTS
                        -------------------------
     4.1 The Inventors will be supplied with the following information concerning the Company:

          (a) Audited Financial Statements for the two full years and the partial year ended June 16,1996 (included as Exhibit "B").

          (b) Complete and current as well as periodically updated Shareholder Listing for the Company, including full name, address and number of present shares held (included as Exhibit "C").

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          (c)  Other pertinent material regarding the Company including but not limited to date formed, state of domicile, initial line of business and industry, names and descriptions of initial and current key owners, promoters and officers, minutes, articles of incorporation, by-laws, contracts, accounting records, tax returns and stock offering documents (these key items to be included as Exhibit "D").

     4.2 The Inventors and their attorneys acknowledge that they have the right to fully investigate the Company, and to inquire of its present management concerning its operations, financial condition and prospects. The Inventors also have the right to ask its own independent auditing firm to determine whether the Company's financial statements are able to be audited: past, present and future.

     4.3 The Inventors further understand that the shares of Common Stock to be issued by the Company will be restricted, and that only a limited market presently exists for such shares.

                       V. THIRD PARTY BENEFICIARIES
                        ----------------------------

     This Agreement may be enforced only by the parties hereto, and their permitted assigns, and not by any person or legal entity that is not a signatory hereto.

                             VI. ARBITRATION
                             ----------------
     In the event of any dispute concerning the performance, interpretation or enforcement of this Agreement, such dispute shall be submitted to binding arbitration under the rules of JAMS/Endispute, which arbitration shall be conducted in the State of Texas.

                       VII. RIGHTS OF THIRD PARTIES
                       ----------------------------
     7.1 The University of Texas System ("UTS") reserves for itself a royalty-free, non- exclusive license to use this invention (whether the patent is issued or not) in its own educational, research and patient care activities.

     7.2 Royalties and up front monies received from any license agreement of the Subject Technology entered into by the Company shall be divided equally between the Rexford Group and the Inventors Group.


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                           VIII. PATENT MARKING
                          ---------------------

     The Rexford Group agrees to mark permanently and legibly all products and documentation manufactured or sold by it under this Agreement with such patent notice as may be permitted or required under Title 35, United States Code.

                                IX. GENERAL
                                ------------

     9.1 No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

     9.2 Any notice required by this Agreement shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of the Inventors to:

               Attention:     Dr. Brian Davis
                              2107 Barrington Point Drive
                              League City, TX 77573

or in the case of The Rexford Group to:

               Attention:     Michael Davis
                              22681 Sweet Meadow
                              Mission Viejo, CA

or such other addresses as may be given from time to time under the terms of this notice provision.

     9.3 The Agreement shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

     9.4 Failure of the Rexford Group or the Inventors Group to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

     9.5 Headings included herein are for convenience only and shall not be used to construe this Agreement.

     9.6 If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

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     IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this AGREEMENT.


By: /s/ Dr. Brian R. Davis              By: /s/ Dr. David B. Brown
---------------------------             ----------------------------
        Dr. Brian R. Davis                      Dr. David B. Brown


                                        By: /s/ Michael R. Davis
                                        --------------------------
                                        Chairman of the board
                                        GenCell, Inc.



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